Exhibit 1.1
NOTICE OF SPECIAL GENERAL MEETING
CHINA YUCHAI INTERNATIONAL LIMITED
To the Shareholders
NOTICE IS HEREBY GIVEN that a Special General Meeting (the “Meeting”) of CHINA YUCHAI INTERNATIONAL LIMITED (the “Company”) will be held at Hotel Nikko, 72 Mody Road, Tsimshatsui East, Kowloon, Hong Kong on Tuesday, December 12, 2006 at 2.30 p.m. for the following purposes:
1.	To consider and approve the appointment of Messrs KPMG Singapore as independent auditors of the Company and to authorize the Audit Committee to fix their remuneration.

2.	To consider and approve the appointment of Matthew Richards as an Independent Director of the Company to fill a vacancy on the Board.

3.	To transact any other business as may properly come before the meeting or any adjournment thereof.
By Order of the Board
Teo Tong Kooi
President
November 6, 2006
Notes:
1.	The holder of the Special Share of the Company has the exclusive right to vote for the appointment and election of six Directors. Furthermore, no resolution of Shareholders may be passed without the affirmative vote of the Special Share.

2.	Only shareholders of record at the close of business on November 21, 2006 shall be entitled to notice of and to vote at the Meeting.

3.	The incumbent auditor of the Company, KPMG Hong Kong, has resigned and has waived the requirements of section 89(3) of the Companies Act 1981 of Bermuda with respect to its replacement as auditors of the Company.